Exhibit 10.22

MANAGEMENT AGREEMENT

BELIZE

RENTAL POOL MANAGEMENT AGREEMENT

THIS AGREEMENT is made the_______________day of                       , BETWEEN________________________of_______________(the “Owner”) of the ONE PART and___________________of       (the “Manager”) of the OTHER PART.

WHEREAS:

A.	The Owner is the owner of the Strata Lot ——— (the “Unit”) in the Development (as hereinafter defined) and is a member of the Strata Corporation;
B.	The Owner has the full right, title, power and authority to collect rents and operate the Unit and desires to appoint the Manager to manage the rental of the Unit upon the terms and conditions hereinafter set forth; and,
C.	The Manager has agreed to manage the rental of the Unit on the terms and conditions contained in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereby agree as follows:

ARTICLE I – DEFINITIONS

1.1 In this agreement the following terms have the following meanings:

(a)	“Adjusted Gross Revenue” has the meanings ascribed to such term in subsection 3.2;
(b)	“Annual Financial Statements” means comparative financial statements for the Rental Pool prepared by manager;
(c)	“Base Clean” means changing towels, removing garbage and general surface cleaning;
(d)	“Commencement Date” means the date of this agreement;
(e)	“Credit Card Commission” means a percentage of Gross Revenue established by the Manager from time to time based on the percentage which credit card commissions are of total revenues for the Rental Pool;
(f)	“Development” means condominium development, comprising Strata plan No. 62 in which the Unit is located;
(g)	“Financial Information” means the Annual Financial Statements for the most recent financial year of the Rental Pool, which include financial statements for the prior comparative year and Interim Financial Statements for any interim periods after the most recent financial year end of the Rental Pool;

(h)	“Gross Revenue” has the meaning ascribed to such term in subsection 3.2;
(i)	“Interim Financial Statements” means interim financial statements for the Rental Pool prepared by Manager;
(j)	“Management fee” means the management fee payable to the Manager, as described in section 4.1;
(k)	“Owner’s Net Rental Revenue” has the meaning ascribed to such term in subsection 3.2;
(l)	“Owner’s Occupancy Cost” means the fee charged by the Manager to an Owner during a period of personal use, in the amounts hereinafter set out;
(m)	“Owner’s Share” means the unit entitlement for the Unit divide by the total unit entitlement for all of the Strata Lots considered to be in the Rental Pool for the purposes of section 3.2;
(n)	“Owners” means all the owners of the Strata Lots;
(o)	“Rental Pool” means the rental management arrangement undertaken by the Manager in accordance with this Agreement and any other similar agreements of like terms and conditions with owners of other Strata Lots in the Development;
(p)	“Rental Pool Account” means the account or accounts maintained by the Manager in accordance herewith;
(q)	“Reservation System/Affiliation Fees” means a fee charged by the Manager to recover from the Owners the amount or portion of the amount payable in respect of franchise, affiliation, reservation system or other similar service arrangements engaged or entered into by the Manager (if any);
(r)	“Season” means the Low Season or the High Season, as the case may be;
(s)	“Standard Housekeeping” means housekeeping and linen services performed by the agents of the Manager in a particular Unit on a particular day;
(t)	“Strata Corporation” means the strata corporation, The Owners, Strata Plan No. 62 formed in respect of the Development;
(u)	“Strata Lots” means at any time all of the strata lots in the Development which are considered to be in the Rental Pool;
(v)	“High Season” means each period from and including November 1st to May 31st during the Term;
(w)	“Term” means the term of this Agreement, as determined in accordance with section 2.4;
(x)	“Unit Revenue Share” has the meaning ascribed to that term in subsection 3.2; and
(y)	“Low Season” means each period from and including June 1st to November 30th during the Term.

ARTICLE II – APPOINTMENT, USE, TERM AND TERMINATION

2.1 Appointment

The Owner hereby appoints the Manager as its exclusive agent to manage the rental of the Unit in accordance with the terms and conditions set out in this Agreement and the Manager herby accepts such appointment. Owner agrees and covenants that no other party, including Owner, shall offer the Property for rent to the general public other than through Manager pursuant to the terms contained herein. The appointment pursuant to this section includes the right to make available all rights appurtenant to the Unit to use all limited common property for the use of the Unit (whether alone or in common with other Strata Lots) and the common property of the Development, subject to any rules, regulations, and bylaws of the Strata Corporation.

2.2 Rental Pool

(1) The owner acknowledges and agrees that the Manager will manage the rental of the Unit and the other Strata Lots in accordance with the following:

(a) Owner’s Unit shall be rented on a per unit basis. Manager in its sole discretion retains the absolute right to assign or reassign reservations, as Manager deems necessary. Renters referred by Owner will not be reassigned except by request of renter or for cause. It is expressly understood and agreed that all rental reservations procured by Manager are the property of and are controlled by Manager.

(b) Manager will maintain a reservation system through which all reservations for Unit will be processed. Owner authorizes Manager to accept reservations up to one year in advance, except for excluded dates submitted in writing by Owner under Article 7 hereunder;

(c) For the purposes of maintaining maximum occupancy, Manager may adjust rental rates. Owner agrees that Manager may offer a tenant discounts on rental rates in the event of a failure of a major appliance (stove, heating/ cooling systems, refrigerator, etc.) that cannot be repaired and made acceptable to the tenant in a timely manner, or for other repairs to major systems of the Unit. The tenant may be transferred to a comparable property and the Owner shall be credited his pro-rata share of the rents less discounts provided;

(d) At all times rental status of unit will be classified as one of the following:

a.	GUEST OCCUPANCY: Unit is occupied and producing revenue
b.	RENT READY: Unit is available for Guest occupancy
c.	OWNER OCCUPANCY: Unit is occupied by Owner or Owner’s Guest
d.	OUT OF ORDER: Unit is not in rental condition

(e) Advance reservations will require an appropriate reservation deposit or advanced payment before reservations are confirmed. This deposit or payment may be forfeited by the Manager should the reservation be cancelled. Any such deposit retained shall be divided between Owner (50%) and Manager (50%) for the term of this agreement.

(f) Manager reserves the right to relocate any dissatisfied renters who, for good reason, demand to be moved to another Strata Lot. Owner shall be entitled only to rents earned during the period that the tenant occupied Owner’s property;

(g) In order to promote the rental of Owner’s Unit and to maintain high quality standards, Manager agrees as needed, or upon Owner’s request, but in no case less than twice a year, to conduct a semi-annual inspection of Unit. Manager will inventory all major furnishings and equipment, inspect the general condition and decorating standards of Unit, and provide Owner with a written report recommending improvements for any items, service, or needs.

(2) The Owner herby irrevocably covenants and agrees to be bound before and after termination of this Agreement by the rental bookings of the Unit made by the Manager in accordance with this Agreement and the Rental Pool. The Owner will indemnify and save the Manager harmless from all claims, damages and costs in connection with any failure of the Owner, or anyone claiming under or on behalf of the Owner to comply with such rental bookings.

2.3 Use

The Unit will be rented for use only in accordance with this Agreement and will not be used for any other purpose except in accordance with arrangements agreed to in advance between the Owner and the Manager. Any use of the Unit will comply with all applicable laws and the bylaws and the rules and regulations of the Strata Corporation.

2.4 Term

The initial term of the appointment of the Manager will be for the period of Two (2) Years beginning with the Commencement Date, and thereafter the term of the appointment will be determined at the sole discretion of the Executive Committee (the “Extended Term”) unless at least ninety (90) days prior to the expiration of an Extended Term, Owner notifies Manager in writing that it elects to terminate this Agreement, in which case this Agreement shall be terminated at the end of the Extended Term.

2.5 Termination by Manager

The Manager may terminate this Agreement at any time by giving the Owner not less than sixty (60) days prior written notice. Executive Committee shall have oversight of the Manager during the time period between the date of written notice to the final termination of the Manager.

2.6 Events upon Termination

Upon giving or receiving notice of termination of this Agreement, the Manager will not make any further rental bookings of the unit for any days beyond the expiry of the term of this Agreement unless otherwise instructed by the owner. The Owner will continue to be bound by the rental bookings made by the manager prior to the notice of termination and in accordance with this Agreement including those which extend up to six (6) months beyond the expiry of the term, or the termination, of this Agreement and will indemnify and hold harmless the Manager in respect thereof. An immediate audit of the money collected on behalf of the Owner in the Operating Account and held by the Manager will be conducted by the Executive Committee of Strata Corp No. 62 where the money shall continue to be held for a period of sixty (60) days after termination and during this period the Manager, with written permission from Owner and approval by Executive Committee, may make withdrawals and payments from the Operating Account with respect to any amount the Manager is authorized or required to pay pursuant to this Agreement, including the Management Fee and any other amount payable to the Manager hereunder.

ARTICLE III – OPERATING ACCOUNT AND OWNER’S EXPENSES

3.1 Rental Pool Account

The Manager will maintain an account or accounts in respect of the Rental Pool in a financial institution qualified to engage in the banking business in Belize. The Manager may receive and disburse amounts in respect of the Rental Pool from its own operating accounts (“Operating Account”), but will reconcile the Rental Pool Account on a monthly basis to ensure that the balance thereof is not less than the aggregate of Owner’s Net Rental Revenue for all Strata Lots in the Rental Pool. The obligation of the Manager to disburse funds and carry out the obligations imposed by this Agreement is conditional upon sufficient funds being available from the Gross Revenue or from the Owner’s resources. All interest earned on the Manager’s Operating Account and Rental Pool Account will be divided as follows:

(a)	50% for Owner and 50% for Manager for and during the first two years of the Term, or until construction is complete, whichever occurs first;
(b)	60% for Owner and 40% for Manager for the remainder of the Term.

3.2 Rental Pool Definitions

In this Agreement, the following terms have the following meanings:

(a)	“Gross Revenue” means all amounts collected by the Manager in connection with the rental of the Strata Lots, except for monies paid for specific services such as, Owner Occupancy Costs, telephone, valet, special housekeeping (over and above Standard Housekeeping and Base Cleaning), vending machine use, coin-operated laundry, and any other services which the Manager may provide in addition to the rental of the Strata Lots.
(b)	“Adjusted Gross Revenue” means the Gross Revenue less the Reservation System Affiliation Fee, the Credit Card Commissions, booking commissions to travel agents and wholesalers, all sales, taxes, hotel and accommodation taxes and other applicable taxes with respect to the rental of the Strata Lots pursuant to the Rental Pool;
(c)	“Unit Revenue Share” means the Owner’s share, calculated on a daily basis, of the Adjusted Gross Revenue received by the Manager on the days the Unit is in the Rental Pool;
(d)	“Owner’s Net Rental Revenue” means the Unit Revenue Share less the Management Fee and the Owner’s share calculated on an appropriate basis (determined by the Manager, acting reasonably) of any other amounts payable to or deductible by the Manager Pursuant to this Agreement.

For the purposes of this section, a Unit will be considered to be in the Rental Pool on a particular day only if, in the reasonable opinion of the Manager, it is fit for occupancy by renters and unconditionally available for rental by the Manager to the public pursuant to the Rental Pool. Without limiting the generality of the foregoing, for the purpose of this section, a Unit will not be considered to be in the Rental Pool on a particular day if it is booked for use by the owner thereof in accordance with Article VII hereof, or if in the reasonable opinion of the Manager its condition renders it unfit for use by renters pursuant to the Rental Pool.

3.3 Payment to Owner

The Manager will pay to the Owner the Owner’s Net Rental Revenue on a quarterly basis. The Manager shall mail a cheque or deposit slip for such payment within fifteen (15) days after the end of the quarter, to the Owner’s address set out at section 8.5 herein (or such other address as the Owner may notify the Manager from time to time by notice in writing). Such payment will be accompanied by a written statement prepared by the Manager setting out the Unit Revenue Share on a monthly basis, the Management Fee, the Owner’s Occupancy Costs and any other deductions from Unit Revenue Share or Owner’s Net Rental Revenue.

3.4 Annual Reporting

The Manager shall prepare or cause to be prepared, and send to the Owner at the cost of the Owner:

(a)	Annual Financial Statements within sixty (60) days after the end of each calendar year; and
(b)	Such Interim Financial Statements as requested by Owner from time to time, within 15 days after receipt of the request.

ARTICLE IV – MANAGEMENT FEE

4.1 Management Fee

As compensation for the services rendered by the Manager pursuant to this Agreement, the Owner will pay to the Manager as a monthly management fee a percentage of the Unit Revenue Share for each month during the term as follows:

(c)	50% for and during the first three years of the Term, or until construction of resort is complete, whichever occurs first;
(d)	40% for the remainder of the Term.

ARTICLE V – MANAGER’S OBLIGATIONS

5.1 Manager’s Responsibilities

The Manager will:

(a)	use reasonable efforts to rent the Unit during the term;
(b)	determine the rate of rental for the Unit, having regard to the seasonal uses of the Strata Lots, the market for the rental of condominium units similar to the Strata Lots and the maximization of the Owner’s return;
(c)	collect all rents, fees and other amounts payable in connection with the rental of the Unit, give receipts and acknowledgements therefore, and if reasonable, make abatements and allowances in respect thereof;
(d)	charge the renters of the Unit for all long distance telephone calls made by such renters from the Unit and remit all amounts collected on behalf of the Owner to the long distance provider providing telephone service to the Development;
(e)	give to the renters of the Unit such notices and statements as may be required from time to time;
(f)	provide, at the Manager’s sole cost and expense, for those services customarily provided by managers operating similar rental pool businesses or operations on terms and conditions similar to those contained in this Agreement (including the Management Fee) including an on-set office, reservation, front desk, and switchboard;
(g)	Once in each calendar year, the Manager shall arrange for a deep cleaning of the Unit, which shall include all of the carpets and upholstery. In consideration of this service, the Owner shall pay an annual cleaning charge to and determined by the Manager (to be deducted by Manager from the Owner’s Net Rental Revenue) which charge shall not exceed Five Hundred Dollars in the currency of the United States of America ($US500.00):

The manager may change the amount of any or all of the foregoing maximum amounts once per calendar year at the start of the Low Season upon thirty (30) days’ notice to the Owner;

(h)	operate, supervise, manage, maintain, control and rent the Unit in a prudent manner;
(i)	keep or cause to be kept full and adequate books of account and such other reasonable records reflecting the Operating Account, the Gross Revenue, and Adjusted Gross Revenue, the Unit Revenue Share, the Management Fee and the Owner’s Net Rental Revenue and the Manager will permit the Owner and its agents the right during normal business hours and on reasonable notice to examine or make extracts of such books and records at the Manager’s office, but such examination will be done at the cost of the Owner and with as little disruption as possible to the day to day operations of the manager;
(j)	Prepare and submit to Owner, at least one month before the end of each calendar year, a recommended budget for the next year showing anticipated receipts and expenditures for the Unit for such year. Said budget shall be Manager’s best estimate and shall be considered only an estimate and not a guarantee of such income and expense.
(k)	warn off and prohibit and proceed against any person who trespasses upon the Unit or any part of the Unit with the knowledge of the Manager by due process of law as the manager may deem appropriate either before or after such warning off or prohibition;
(l)	use reasonable efforts not to adversely affect the Unit’s compliance with all fire and safety codes, rules, and requirements of all governmental or regulatory authorities, including the bylaws and applicable rules and regulations of the Strata Corporation, subject at all times to the duties of the Owner as the owner of the Unit and section 5.3 (2) herein and provided further that the manager will not be obligated to advance or utilize any of its own funds in respect of the foregoing;
(m)	take out and maintain at all times during the Term such insurances as may be required by law;
(n)	faithfully perform its duties and responsibilities hereunder and to otherwise use its best efforts to supervise and direct the rental of the Unit in an efficient and profitable manner consistent with the standard of the Development, it being the intention of the parties that the Manager will have the control of and discretion with respect to the rental of the Unit for the purposes permitted herein and the right to determine all operating policies with respect to reasonable standard of operations, quality of services and any other matters affecting the rental of the Unit;
(o)	procure and maintain all such licenses and permits as are necessary in connection with the performance by the Manager of its obligations under this agreement; and

(p)	provide such general administrative, supervisory and management staff and keep in stock such cleaning and other supplies as may from time to time be required to carry out the obligations of the Manager under this Agreement.

5.2 Damage to Unit

(1) Manager will inspect the Unit for damage, loss, or theft immediately after departure of the renters. The cost of any damage, loss or theft shall be deducted from the damage deposit, if any. Damages, loss, or theft in excess of the renter’s damage deposit, and all court costs and legal fees will then be sought from the renter. Unrecovered costs and legal fees, pursuant to such action, not covered by renter’s damage deposit shall be borne by Owner. Items such as kitchenware, linens, ashtrays, small accessories, and other like items shall be deemed expendable along with normal wear and tear and will be excluded from the conditions of this paragraph.

(2) The Manager will notify the Owner promptly of any material damage to the Unit. If the Manager deems the Unit to be unfit for rental for any reason whatsoever at any time during the Term, the Manager will notify the Owner of such condition and take such steps, as directed in writing by the Owner, as are reasonably necessary to remedy such condition, provided that such steps will be taken at the sole cost and expense of the Owner and the Manager will not be obligated to advance or utilize any of its own funds, including the Management Fee or any other amount owing to the manager pursuant to this Agreement, in respect thereof. The Manager will not be responsible and pay for the repair of any damage (other than that due to normal wear and tear) to the Unit or the contents thereof, including any thefts that are not covered by insurance policies held by the Strata Corporation, caused by any renter of the Unit pursuant to the Rental Pool, by any guest of any renter of the Unit, except where such damage or loss is due to the willful misconduct or gross negligence of any employee or agent of the Manager.

5.3 Repairs & Compliance

(1) The Owner hereby authorizes the Manager to make or cause to be made at the sole cost and expense of the Owner any minor repairs provided that the cost of any single repair does not exceed Five Hundred Dollars in the currency of the United States of America ($US500.00) and that the total cost of such repairs does not exceed Three Thousand Dollars in the currency of United States of America ($US3000.00) in any single calendar year and any emergency repairs to the Unit or the contents thereof as the Manager may determine are necessary and to deduct the cost of such repairs from the Owner’s Net Rental Revenue. Manager shall have no authority to make any structural changes in the Unit or to make any other major alterations or additions in or to any building or equipment therein, except such emergency repairs as may be required because of danger to life or property or which are immediately necessary for the preservation and safety of the Unit or the safety of the Owner and occupants or are required to avoid suspension of any necessary service to the Unit. The Owner will reimburse the Manager in respect of any amount incurred in connection with such repairs that is not deducted from the Owner’s Net Rental Revenue forthwith upon receipt by the Owner of the Manager’s invoice therefore. Under no circumstances will the Manager be obligated to make or cause to be made any repairs to the Unit or the contents thereof except as set out in section 5.2.

(2) Manager has no responsibility for the compliance of the Unit or any of its equipment with the requirements of any ordinances, law, rules or regulations (including those relating to the disposal of solid, liquid or gaseous wastes) of any governmental authority or any public authority or official thereof having jurisdiction over it, except to notify Owner promptly of, or forward to Owner promptly, and complaints, warnings, notices, or summonses received by it relating to such matters. Owner represents that to the best of its knowledge the Unit complies with all such requirements and authorizes Manager to disclose the ownership of the Unit to any such officials, and agrees to indemnify and hold harmless Manager, its representatives, servants and employees, of all loss, cost, expense and liability whatsoever, which may be imposed on them or any of them by reason of present or future violation of such laws, ordinances, rules or regulations.

5.4 Paint

The Owner hereby authorizes the Manager to paint or cause to be painted the Unit when required due to normal wear and tear, but no more frequently than once every year, and to deduct the cost of such painting from the Owner’s Net Rental Revenue. The Owner will reimburse the Manager in respect of any amount incurred in connection with such painting that is not deducted from the Owner’s Net Rental Revenue forthwith upon receipt by the Owner of the Manager’s invoice therefore.

5.5 Complementary Use of Unit

Except during periods reserved for the Owner use of the Unit pursuant to Article VII, the

Manager will be authorized to grant occupancy of the Units on a complimentary or rent-reduced basis:

(a)	as an incentive for group bookings;
(b)	to tour operators, travel agents, and other travel industry sales and marketing personnel for the purpose of promoting the rental of all Units; and
(c)	otherwise as reasonably determined by the Manager in order to enhance the overall revenue earned by the Rental Pool, but the Unit shall be considered to be in the Rental Pool for the purpose of this Agreement during the period of any such occupancy. The number of days and any particular unit is offered on a complimentary or rent-reduced basis shall not exceed fifteen (15) days in a calendar year.

ARTICLE VI – OWNER’S OBLIGATIONS

6.1 Owner’s Responsibilities

The Owner shall:

(a)	provide the Manager with keys for the Unit, any parking facility or storage area applicable to the Unit, the entrance to the building in which the Unit is located and any other locked facility in the Unit to which the renters of the Unit pursuant to the Rental Pool will be permitted access and the Owner hereby authorizes the Manager to duplicate any such keys as required by the Manager;
(b)	ensure that the Manager, the Manager’s agents and representatives and the renters of the Unit have full, free and uninterrupted access to the Unit and all packing spaces and storage areas applicable to the Unit as contemplated by this Agreement, with the exception of any closet designated an Owner’s closet in a Unit, which will be accessible to the Manager, the Manager’s agents and representatives, but not the renters of the Unit;
(c)	Furnish the Unit and keep it furnished as a high quality rental condominium unit to a standard befitting the Development and comparable to that maintained in Strata Lots similar to the Unit and in any event at least equal to the standard of furnishings provided by the developer of the Development. All rental Units are required to have a minimum of one portable touch-tone telephone for the convenience of the renters;
(d)	promptly pay when due all amounts owing under any financing of the Unit arranged by the Owner and all real property taxes, telephone and utility charges, cablevision charges, monthly maintenance fees and other amounts payable to the Strata Corporation, any applicable result association dues, and all other taxes, rates, levies and assessments in respect of or relating to the Unit, provided that the Owner will not be responsible to pay for long distance telephone charges incurred by the renters of the Unit, provided that if the Owner fails to do so the Manager is hereby irrevocably authorized (but not obligated) to deduct any such amount from the Owner’s Net Rental Revenue and pay it to the applicable party;
(e)	not permit any lien, charge or encumbrance to be filed against title to the Unit except in connection with the Owner’s financing thereof;
(f)	ensure that the Unit is serviced with water, sewer, gas, electricity, telephone, internet and cablevision at all times during the Term;
(g)	take out and maintain (at Owner’s cost and expense) at all times during the Term the following insurance pertaining to the Unit:

i.	comprehensive public liability insurance in the amount of at least $1,000,000 for claims for personal injury, death or property damage arising out of any one occurrence, naming Owner and Manager; and

ii.	such other insurance as may be reasonably required by the Manager from time to time in form, substance, and amounts reasonably satisfactory to Manager;

(h)	Furnish to Manager certificates evidencing the existence of such insurance. Unless owner provides such insurance and furnishes such certificates within thirty (30) days from the Commencement Date, Manager may, but shall not be obligated to, place said insurance and charge the cost thereof to the account of the Owner;
(i)	indemnify and save the Manager harmless from any claim, damage and cost incurred by the Manager within the scope of its authority in connection with the management of the Unit; and
(j)	Not charge the Manager or hold it responsible for any liability for any error of judgment or for any mistake of fact or law or anything which it may do or refrain from doing in connection with this Agreement except in case of gross negligence or willful misconduct.

6.2 Owner’s Authorizations

The Owner herby authorizes the manager to take any and all such steps as are reasonably necessary or desirable to enable the Manager to perform efficiently its functions and duties under this Agreement including, without limitation, depositing and withdrawing funds from the Operating Account as set out herein and performing the Manager’s obligations set out in Article V, and the Owner hereby appoints the Manager to be the Attorney of the Owner to execute all necessary instruments and documents of whatsoever kind or nature and to take or cause to be taken all such steps, actions or proceedings, in the name of or on behalf of the Owner, as fully and effectually in every respect as the Owner itself could do in respect of the matters herein contained, including the right to institute or defend legal proceedings in respect of the same in relation to which the Owner hereby covenants and agrees to provide the Manager with all documents and instruments of whatsoever nature reasonably required by the Manager to cooperate with the Manager in instituting or defending legal proceedings as aforesaid, provided that the Manager will not be obligated to institute or defend any such legal proceedings and that such legal proceedings will be undertaken at the sole cost and expense of the Owner. The authority of the Manager to litigate on behalf of the Owner should be restricted to collecting revenues. All other related matters require Owner’ consent.

6.3 Sale of the Unit

The Owner and the Manager agree that if Owner sells or otherwise transfers its title or assigns its rights, this Agreement shall be binding on the new Owner and further agrees as follows:

(a)	in the event the Owner wishes to sell, lease or otherwise directly or indirectly dispose of the Unit, the Owner will notify the Manager in writing forthwith prior to selling the notice;

(b)	the Owner will forthwith notify any proposed purchase or lessee of the Unit of:

i.	the existence and substance of this Agreement; and
ii.	the fact that the ownership and the use of the Unit is subject to this agreement unless terminated as set out herein section 2.4;

(c)	the Owner will coordinate all showings of the Unit through Manager so as not to interfere with renter’s occupancy;
(d)	the Owner will not directly or indirectly sell, lease or otherwise directly or indirectly dispose of the Unit unless prior to the completion of such transaction the proposed purchaser or lessee covenants in writing to the Manager and any other person the Manager may determine, in the form reasonably determined by the manager, to be bound by this Agreement as fully and effectually as if such proposed purchaser or lessee were an original party hereto;
(e)	the Manager will provide any prospective purchaser or lessee of the Unit with details in respect of the rental bookings of the Unit pursuant to this Agreement only upon the written request of the Owner;
(f)	the manager will not be required to make any adjustments as between the Owner and any purchaser or lessee of the Unit and the Manager will be deemed to have fully discharged its obligations hereunder if the Manager pays the Owner’s Net Rental Revenue for the month in which the sale of the Unit completes to or to the order of the person who has, according to the records of the Manager, the registered Owner of the Unit on the first day of the month;

ARTICLE VII – USE OF UNIT BY OWNER

7.1 Booking by Owner

If at any time during the Term the Owner wishes to use the Unit for his own purposes, the Owner will notify the Manager of the days the Owner wishes to use the Unit at least two (2) months prior to the commencement of each Season in which in which the Owner wishes to use the Unit and the Owner will be entitled to use the Unit on such days. The Owner will otherwise be bound by the rental bookings of the Unit made by the Manager pursuant to this Agreement and the Rental Pool. The Owner will not be required to pay any rent, fees or such charges for the use of the Unit on such days except for the Owner’s Occupancy Cost described in this Article VII.

7.2 Change in Use

The Owner shall forthwith notify the Manager in writing if the Owner determines or discovers at any time that the Owner will not use the Unit on any of the dates for which the Owner gave notice therefore pursuant to section 7.1 and the Manager may then rent out the Unit on such dates. If the Owner wishes to use the Unit on a date or dates for which the Owner has not given notice pursuant to section 7.1, the Owner may make written application to the Manager requesting the use of the Unit. The Manager shall, subject to any rental bookings of the Unit pursuant to the Rental Pool, permit the Owner or non-paying Guest of Owner to use the Unit on such dates under the terms set out in section 7.1.

7.3 Owner Occupancy Costs

On the days a Unit is Owner occupied, Owner will be responsible for any taxes or fees required by the government for rental properties, as well as the cost of Standard Housekeeping when requested. Upon checkout, Owner will also pay $58USD for Standard Housekeeping and Base Clean fee, which includes cleaning up after Owner leaves. If Owner wants an interim Standard Housekeeping and Base Cleaning during Owner’s stay then the fee is an additional $35USD/interim cleaning

The Manager may change the amount of the Standard Housekeeping and Base Clean fee twice per calendar year at the start of the both the Low and the High Season upon thirty (30) days’ notice on the Owner. The Manager may deduct the applicable Base Clean fee from the Owner’s Net Rental Revenue.

7.4 Vacating Unit

The Owner will leave the Unit in a reasonably neat and tidy condition following his use thereof. During periods of Owner occupancy, the Owner and guests of the Owner shall register at Manager’s office before entering the premises and shall abide by Manager’s standard check-in and check-out times unless waived by Manager.

7.5 Use by Owner

Any use of the Unit by the Owner or guest of Owner pursuant to this Article VII will be strictly for the Owner’s or guest of Owner’s own private purpose. Under no circumstances will the Owner during the Term directly or indirectly charge rent or accept any form of consideration for the use of the Unit except in accordance with the Rental Pool and this Agreement.

7.6 Parking

Notwithstanding any designation on the strata plan for the Development to the contrary or any other provision of this Agreement, the Manager will have the absolute right to control, manage, and administer in connection with the Rental Pool any right to or interest in any parking stalls in the Development appurtenant to the Unit, provided that:

(a)	at any time the Manager will not utilize more parking stalls than the percentage of parking stalls which is equal to the percentage of Strata Lots in the Development that are in the Rental Pool at that time; and
(b)	Subject to availability, the Owner shall have the right to use one parking stall during of Owner use reserved in accordance with this Article VII.
(c)	For all Owners, Manager will have rental cars available. If Owner rents from Manager, then parking is included in the rental fee. If carts are not rented from Manager or brings their own vehicles then Owner will be charged $10USD/night to park onsite
(d)	Owners shall be allowed 30 days per calendar year free of parking casts. Any longer than 30 days is subject to the $10USD/day charge if Owner brings own vehicle to park

7.7 Restricted Access

The Owner agrees not to enter his premises or permit any persons to enter the Unit other than during confirmed times of occupancy by the Owner or during the times the property is vacant but, specifically will not do so during occupancy by tenants, unless coordinated by Manager and agreed to by renters.

7.8 Meaning of “Owner”

For the purposes of Paragraphs 7.1, 7.3, 7.4 and 7.6, “Owner” includes non-paying guests of the Owner.

ARTICLE VII – MISCELLANEOUS

8.1 Cooperation

The parties will at all times during the term act reasonably and in good faith, and cooperate in respect of all matters within the scope of this Agreement.

8.2 Arbitration

Any controversy which shall arise between the parties hereto in this Agreement concerning its construction or application, or the rights, duties or obligations of any party to this Agreement, shall first be referred to a Mediation to the exclusion of the courts, the award and determination of which shall not be final and shall not be binding upon the parties hereto.

In the event that mediation is unsuccessful, any unresolved controversy which shall arise between the parties to this Agreement concerning its construction or application, shall be submitted to and settled by binding arbitration before a single arbitrator held in San Padro Belize. The arbitrator is agreed by the parties hereto to be appointed by the Attorney of the Development (Strata Plan Corp No.62). Any such claim(s) shall be arbitrated on a party by party basis, and shall not be consolidated in any arbitration with any claim, controversy or dispute of any other party. The prevailing party in arbitration shall be entitled to recover a reasonable sum for attorney’s fees and other costs. In the case of arbitration, the arbitrator will determine that sum.

8.3 Approval by the Owner

Whenever any matter pursuant to or arising out of this Agreement is left to the discretion or approval or disapproval of the Owner, the Owner will notify the Manager of his decision promptly. In the absence of a notification from the Owner within 7 days after notice has been given to the Owner by the Manager of such a matter arising, the Manager will be entitled (but not obligated) to make such decision on behalf of the Owner. The Manager will not be responsible for any decisions so made or for the failure of the Manager to make any such decision provided that the Manager has acted in good faith.

8.4 Relationship

This Agreement is not a lease, partnership or joint venture agreement and nothing contained herein will constitute the parties landlord and tenant, partners or joint ventures.

8.5 Assignment

This Agreement may only be assigned by the Owner to any subsequent owner of the Unit upon written notice of such assignment to the Manager and the subsequent Owner’s agreement to be bound by the terms and conditions set out in this Agreement by instrument in writing on the terms and conditions required by the Manager.

8.6 Notices

Any notice, demand or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing and shall be delivered personally or sent by e-mail, fax or registered mail, return receipt requested, in the case of Manager to:

Address:	130 Coconut Drive, San Pedro, Belize C.A

Attention:	Casamora Management Belize Ltd.

E-mail:	CasamoraSanPedro@gmail.com

Phone:	+501-670-8080

in the case of the Owner to:

Address:

Attention:

Fax:

E-mail:

and shall be deemed to have been duly given or made as follows:

a.	if personally delivered, upon delivery at the address of the relevant party,
b.	if sent by post, 3 business days after the date of posting,
c.	if sent by email, 1 working day after the date of sending, and
d.	if sent by fax, when dispatched

8.7 No Waiver

No failure or delay on the part of either party in exercising any right , power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.8 Applicable Law

This Agreement and all matters arising hereunder will be construed in accordance with and governed by the laws of Belize which will be deemed to be the proper law, hereof, and the Courts of Belize will have the exclusive jurisdiction to entertain and determine all claims and disputes arising out of or in any way connected with this offer and the validity, existence and enforceability hereof.

8.9 Entire Agreement

This Agreement constitutes the entire agreement between the parties and will not be modified or amended except by an instrument in writing signed by each of the parties.

8.10 Interpretation

(a) The word “including”, when following any general statement, will be construed to refer to all other things that could reasonably fall within the scope of such general statement, whether or not non-limiting language (such as “without limitation”) is used with reference thereto.

(b) Word importing the masculine gender includes the feminine or neuter gender and words in the singular include the plural, and vice versa.

8.11 Joint and Several

If the Owner is more than one person, all of the covenants and liabilities of the Owner are joint and several.

8.12 Enurement

This Agreement will enure to the benefit of and be binding upon the heirs, executors, legal representatives, successors and permitted assigns of the parties.

8.13 Execution by Facsimile

The Agreement may be executed by the parties and transmitted by facsimile and if so executed and transmitted this Agreement will be for all purposes as effective as if the parties had delivered an executed original Agreement.

8.14 Prior Agreement

This Agreement supersedes and takes the place of all prior agreements entered into by the parties.

8.15 Force Majeure

Manager and Owner shall not be chargeable with, liable for, or responsible to the other for anything or in any amount for any failure to perform or delay caused by: fire; earthquake; explosion; flood; hurricane; the elements; acts of God or the public enemy; actions, restrictions, governmental authorities (including but not limited to compulsory acquisition by government), governmental regulation of the sale of materials or supplies or the transportation thereof; war; invasion; insurrection; rebellion; riots; strikes or lockouts, inability to obtain necessary materials, goods, equipment, services, utilities or labor, or any other cause whether similar or dissimilar to the foregoing which is beyond the reasonable control of such party; and any such failure or delay due to said causes or any of them shall not be deemed to be a breach of or default in the performance of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

MANAGER	OWNER

Witness	Witness

ASSESSMENT PROJECTIONS

Property Management Expenses	Monthly Cost Per Unit
Security	$60.00 USD
Building Maintenance and Repair	$80.00 USD
Pool/ Fountain Maintenance and Repair	$67.00 USD
Landscaping/ Grounds Maintenance	$100.00 USD
Management Compensation	$47.00 USD
Reserve Fund	$30.00 USD
I/T Equipment Maintenance	$30.00 USD
Property Taxes (for common areas & amenities)	$19.00 USD
Total	$475.00 USD